Exhibit 4.5

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of April 1, 2003 by and among Read-Rite Corporation, a Delaware corporation (the “Company”), and the holders of Warrants (as defined below) as listed on Exhibit A (the “Holders”). All capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Company and certain of the Holders entered into that certain Credit Agreement dated December 24, 2002 (as amended, the “Credit Agreement”) providing for, among other things, the loan by certain of the Holders to the Company up to $30 million pursuant to the terms and conditions of the Credit Agreement and the Company issued to the Holders the Initial Warrants (as defined below) to purchase 24,102,277 shares of the Company’s Common Stock, which represented nineteen and nine-tenths percent (19.9%) of the Company’s Common Stock outstanding as of December 24, 2002, at an exercise price of $0.27 per share (4,820,454 shares after a five-for-one reverse split and elimination of fractional shares, at an exercise price of $1.35 per share); and

WHEREAS, the Holders and the Company have agreed to amend the Credit Agreement to provide for a $5,000,000 Senior Secured Tranche B Term Loan and an additional $2,500,000 in availability, among other amendments to the Credit Agreement, and in connection therewith the Company will issue New Warrants (as defined below) to purchase 6,000,000 shares of the Company’s Common Stock at a price of $0.65 per share and Conditional Warrants (as defined below) to purchase 20,000,000 shares of the Company’s Common Stock at a price of $0.25 per share;

WHEREAS, the execution of the Credit Agreement by the Holders originally executing the Credit Agreement and extension of credit to the Company thereunder and execution by the Holders of the amendments to the Credit Agreement described above was and is conditioned upon the extension with respect to the Warrants and the Registrable Securities (as defined below) of the rights set forth herein, including the registration rights set forth herein, and the Company desires to extend such rights.

NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Registration Rights.

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise.

“Approved Fund” means a Fund that is administered or managed by (i) an Investor, (ii) an Affiliate of an Investor or (iii) an entity or an Affiliate of an entity that administers or manages an Investor.

“Commission” shall mean the Securities and Exchange Commission of the United States or any other U.S. federal agency at the time administering the Securities Act.

“Common Stock” shall mean the common stock, $0.0001 par value, of the Company.

“Conditional Warrants” shall mean a series of Warrants that provide for the aggregate issuance of 20,000,000 shares (post-split) of Common Stock at an exercise price equal to $0.25 per share.

“Fund” means any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Initial Warrants” means a series of Warrants issued in connection with the Credit Agreement that provide for the aggregate issuance of 24,102,277 shares of Common Stock at a price of $0.27 per share (4,820,454 shares after a five-for-one reverse split and elimination of fractional shares at an exercise price of $1.35 per share).

“Initiating Investors” shall mean Investors who in the aggregate hold at least thirty percent (30%) of the Registrable Securities and join in a request referred to in Section 1.2(a).

“Investor” shall mean each of the Holders (and their transferees as permitted by Section 1.11) holding Registrable Securities or Warrants exercisable for Registrable Securities.

“New Warrants” shall mean a series of Warrants that provide for the aggregate issuance of 6,000,000 shares (post-split) of Common Stock at an exercise price equal to $0.65 per share.

“Other Investors” shall mean investors in Company securities, other than Investors, proposing to distribute their securities pursuant to a registration referred to in this Agreement.

“Registrable Securities” means any Common Stock issuable or issued on exercise of the Warrants now held or hereafter acquired by any Investor. Shares of Common Stock shall not be treated as Registrable Securities if they have been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction. For purposes of determining voting or ownership thresholds under this Agreement with respect to Registrable

Securities, Common Stock which may be purchased upon exercise of the Warrants will be deemed outstanding for such purpose.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of that registration statement.

“Registration Expenses” shall mean all expenses, excluding Selling Expenses (as defined below) except as otherwise stated below, incurred by the Company in complying with Sections 1.2, 1.3 and 1.4 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of counsel for any Investor or Investors which hold more than thirty percent (30%) of the Registrable Securities sought to be included in the offering, Blue Sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

“Rule 145 Transaction” shall mean a transaction described under Rule 145 as promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, or any similar United States federal statute.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by Investors. These expenses shall be borne by Investors.

“Selling Investors” shall mean each Investor who holds Registrable Securities included in a registration statement under the Securities Act pursuant to this Agreement.

“Warrants” shall mean the Initial Warrants, the New Warrants and the Conditional Warrants.

1.2 Requested Registrations.

(a) Request for Registration. In case the Company shall receive from Initiating Investors a written request that the Company effect any registration, qualification or compliance with respect to Registrable Securities offered to the public which have an anticipated aggregate offering price of not less than $10,000,000)(a “Registration Notice”), the Company will:

(i) promptly give written notice of the proposed registration, qualification or compliance to all other Investors; and

(ii) as soon as practicable, use its best efforts to effect the registration, qualification or compliance (including, without limitation, appropriate qualification under applicable Blue Sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Investor joining in such request as are specified in a written request received by the Company from any Investor within fifteen (15) days after such Investor’s receipt of the written notice from the Company. Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect any registration, qualification or compliance pursuant to this Section 1.2:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B) After the Company has effected four registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(C) If the Company shall furnish to such Investors a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company’s obligation to use its best efforts to register, qualify or comply under this Section 1.2 shall be deferred for a period not to exceed sixty (60) days from the date of receipt of written request from the Initiating Investors, provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period, and may not use this right if the Company has utilized the right in Section 1.4 (b)(ii) within the previous twelve (12) months, and provided, further, the Company may not use this provision in connection with the filing by the Company of a registration statement. If the Company utilizes this Section 1.2(a)(ii)(C), then the Company agrees to pay to each Investor who holds thirty percent (30%) or more of the Registrable Securities sought to be registered (and to each Investor who holds less than thirty percent (30%) of such Registrable Securities a pro rata portion determined by dividing the percentage of the total Registrable Securities which are sought to be included in the registration which are held by such Investor by thirty percent (30%)), as liquidated damages, and not as a penalty, the sum of $10,000 per day for each day (not to exceed sixty (60) days) that this provision is used to delay the filing of the registration. The Company and the Investors agree that the Investors will suffer damages if the Company uses this provision and that it would not be feasible to ascertain the extent of such damages with precision.

Subject to the foregoing clauses (A) through (C), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, and in any event within twenty-five (25) days after receipt of the request or requests of the Initiating Investors.

(b) Underwriting. In the event that a registration pursuant to this Section 1.2 is for a registered public offering involving an underwriting, the Company shall so advise the Investors as part of the notice given pursuant to Section 1.2(a)(i). In that event, the right of any Investor to registration pursuant to Section 1.2 shall be conditioned upon that

Investor’s participation in the underwriting arrangements required by this Section 1.2, and the inclusion of that Investor’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein. The Company shall (together with all Investors and Other Investors proposing to distribute their securities through the underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for the underwriting by Investors holding a majority of the Registrable Securities held by all Investors participating in the offering, but subject to the reasonable approval of the Company. The inclusion of securities of Other Investors proposing to distribute their securities through an underwriting shall require the consent of at least sixty percent (60%) of the Registrable Securities sought to be included in the offering. Notwithstanding any other provision of this Section 1.2, if the managing underwriter advises the Initiating Investors in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Investors and Other Investors proposing to distribute their securities through such underwriting, and the number of shares that may be included in the registration and underwriting shall be allocated only to the Investors on a pro rata basis based upon ownership of Registrable Securities. No Registrable Securities or other securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in the registration. No Other Investor shall participate in a registration pursuant to this Section 1.2 if such participation would reduce the number of shares includable by the Investors unless the holders of at least sixty percent (60%) of the Registrable Securities sought to be included in the offering consent to such participation. If any Investor or Other Investor disapproves of the terms of the underwriting, that person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Investors. The Registrable Securities and/or other securities with respect to which such notice is given shall be withdrawn from the registration. If an Investor so elects, the Company shall use its best efforts to cause the underwriter to purchase Warrants from the Investor and shall permit the underwriter to exercise the Warrants and sell the underlying Common Stock in the registration. This Warrant purchase provision shall also apply to an underwritten registration pursuant to Sections 1.3(b) and 1.4(a).

1.3 Company Registrations.

(a) Notice of Registration. If the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to stock option or other employee benefit plans or (ii) a registration relating solely to a Commission Rule 145 transaction, the Company will:

(i) promptly give to each Investor written notice thereof; and

(ii) include in such registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests received by the Company from any Investor within seven (7) days after that Investor’s receipt of the written notice from the Company (such inclusion will not reduce the rights of Investors under Sections 1.2 and 1.4).

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Investors as a part of the written notice given pursuant to Section 1.3(a)(i). In such event the right of any Investor to registration pursuant to this Section 1.3 shall be conditioned upon that Investor’s participation in the underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Investors proposing to distribute their securities through such underwriting shall, together with the Company and Other Investors, enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.3, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities and other securities to be included in the registration. The Company shall so advise all Investors and Other Investors, and the number of shares that may be included in the registration and underwriting shall be allocated to the Company (if the registration has been initiated by the Company) and the Investors in a manner so that no less than fifty percent (50%) of the number of shares that may be included in the offering shall be allocated among the holders of Registrable Securities. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Investor or Other Investor to the nearest one hundred (100) shares. No Other Investor shall participate in a registration pursuant to this Section 1.3 if such participation would reduce the number of shares includable by the Investors unless the holders of at least sixty percent (60%) of the Registrable Securities sought to be included in the registration consent to such participation. If any Investor or Other Investor disapproves of the terms of the underwriting, that person may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities so withdrawn from the underwriting shall be withdrawn from the registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of the registration whether or not any Investor has elected to include Registrable Securities in the registration; provided, however, if the requisite number of Investors elect to use one of their demand registration rights, pursuant to Section 1.2 hereof, then the registration shall be governed by Section 1.2 and it shall not be terminated by the Company.

1.4 Registrations on Form S-3.

(a) Request for Registration. If at any time or from time to time any Investor or Investors request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities with a reasonably anticipated aggregate price to the public of at least $2,000,000, the Company will:

(i) promptly give written notice of the proposed registration to all other Investors; and

(ii) shall use its best efforts to cause those Registrable Securities to be registered for the offering on that form and to cause such Registrable Securities to be qualified in those jurisdictions as the Investor or Investors may request, together with all or such portion of the Registrable Securities of any Investor joining in such request as are specified in a written request received by the Company from any Investor within ten (10) days after such Investor’s receipt of the written notice from the Company.

The substantive provisions of Section 1.2(b) shall be applicable to each such registration initiated under this Section 1.4 involving an underwriting and the Company shall include in such registration statement all information that the underwriter reasonably requests be included therein to assist in the marketing of the Registrable Securities. Only Registrable Securities shall be included in any registration under this Section 1.4.

(b) Limitations. Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 1.4:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting a registration, qualification or compliance unless the Company is already subject to service in that jurisdiction and except as may be required by the Securities Act;

(ii) if the Company shall furnish to the Investors a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company’s obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed sixty (60) days from the receipt of the request to file the registration by the Investor; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period, and may not use this right if the Company has utilized the right in Section 1.2(a)(ii)(C) within the previous twelve (12) months, and provided, further, the Company may not use this provision in connection with the filing by the Company of a registration statement. If the Company utilizes this section instead of 1.4(b)(ii), then the Company agrees to pay to each Investor who holds thirty percent (30%) of such Registrable Securities or more of the Registrable Securities sought to be registered (and to each Investor who holds less than thirty percent (30%) a pro rata portion determined by dividing the percentage of the total Registrable Securities which are sought to be included in the registration which are held by such Investor by thirty percent (30%)), as liquidated damages, and not as a penalty, the sum of $10,000 per day for each day (not to exceed sixty (60) days) that this provision is used to delay the filing of the registration. The Company and the Investors agree that the Investors will suffer damages if the Company uses this provision and that it would not be feasible to ascertain the extent of such damages with precision;

(iii) if the Company is not eligible to use Form S-3.

1.5 Limitations on Subsequent Registration Rights; No Inconsistent Agreements. From and after the date hereof, the Company will not, without the prior written consent of Investors holding sixty percent (60%) of the Registrable Securities, enter into any agreement with any Investor or prospective Investor of any securities of the Company extending registration rights to such Investor or prospective Investor. No agreement is outstanding or in effect granting registration rights to any party, including any agreement which impairs or limits the rights granted to Investors hereunder, or which conflicts with the provisions hereof or would preclude the Company from discharging its obligations hereunder.

1.6 Expenses of Registration.

(a) Registration Expenses. The Company shall bear all Registration Expenses incurred in connection with all registrations pursuant to Sections 1.2, 1.3 and 1.4. In the event the Initiating Investors withdraw a Registration Notice for a registered public offering involving an underwriting, abandon a registration statement or, following an effective registration pursuant to Section 1.2 hereof, do not sell Registrable Securities, then all Registration Expenses in respect of such Registration Notice shall be borne, at the Initiating Investors’ option, either by the Initiating Investors or by the Company (in which case, if borne by the Company, the withdrawn or abandoned registration shall be deemed to be an effective registration for purposes of Section 1.2(a)(ii)(D) hereof); provided, that, if at the time of such withdrawal, the Initiating Investors have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Initiating Investors at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then all Registration Expenses in respect of such Registration Notice shall be borne by the Company and the withdrawn or abandoned registration shall not be deemed to be an effective registration for purposes of Section 1.2(a)(ii)(D) hereof.

(b) Selling Expenses. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Investors and Other Investors shall be borne by the Investors and Other Investors pro rata on the basis of the number of shares so registered.

1.7 Registration and Qualification. If and whenever the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will as promptly as is practicable:

(a) prepare and file with the Commission, as soon as practicable, and in any event within twenty-five (25) days after receipt of the registration request pursuant to Section 1.2(a), and fifteen (15) days after receipt of a registration request pursuant to Section 1.4(b), use its best efforts to cause to become effective as soon as practicable and remain effective for at least one hundred eighty (180) days following its effectiveness, a registration statement under the Securities Act relating to the Registrable Securities to be offered on the form as the Initiating Investors, or if not filed pursuant to Section 1.2 or Section 1.4 hereof, the Company, may determine and for which the Company then qualifies;

(b) prepare and file with the Commission any amendments (including post-effective amendments) and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep the registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities until the earlier of the time that all of the Registrable Securities have been disposed of in accordance with the intended methods of disposition set forth in the registration statement or the expiration of one hundred eighty (180) days after the registration statement becomes effective; provided that this one hundred eighty (180) day period shall be extended in the case of a registration pursuant to Section 1.2 hereof for that number of days that equals the number of days elapsing from (i) the date the written notice contemplated by Section 1.7(f) hereof is given by the Company to (ii) the date on which the Company delivers to the Selling Investors the supplement or amendment contemplated by Section 1.7(f) hereof;

(c) furnish to the Selling Investors and to any underwriter of Registrable Securities that number of conformed copies of the registration statement and of each amendment and supplement thereto (in each case including all exhibits), that number of copies of the prospectus included in the registration statement (including each preliminary prospectus and any summary prospectus), those documents incorporated by reference in such registration statement or prospectus, and any other documents, as the Selling Investors or the underwriter may reasonably request in order to facilitate the public offering of the securities;

(d) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible moment;

(e) if requested by an Initiating Investor, (i) furnish to each Selling Investor an opinion of counsel for the Company addressed to each Selling Investor and dated the date of the closing under the underwriting agreement (if any) (or if the offering is not underwritten, dated the effective date of the registration statement), and (ii) use its best efforts to furnish to each Selling Investor a “comfort” or “special procedures” letter addressed to each Selling Investor and signed by the independent public accountants who have audited the Company’s financial statements included in the registration statement, in each case covering substantially the same matters with respect to the registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities and any other matters as the Selling Investors may reasonably request and, in the case of the accountants’ letter, with respect to events subsequent to the date of such financial statements;

(f) immediately notify the Selling Investors in writing (i) at any time when a prospectus relating to a registration hereunder is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) of any request by the Commission or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to the offering, and in either case (i) or (ii), at the request of a Selling Investor, immediately prepare and furnish to those Selling Investors a reasonable number of copies of a supplement to or an amendment of the prospectus as may be necessary so that, as thereafter delivered to the Investors of the Registrable Securities, that prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

(g) use its best efforts to list all Registrable Securities covered by a registration statement on each securities exchange and inter-dealer quotation system on which a class of common equity securities of the Company is then listed, and to pay all fees and expenses in connection therewith;

(h) upon the transfer of shares by a Selling Investor in connection with a registration hereunder, furnish unlegended certificates representing ownership of the

Registrable Securities being sought in denominations as shall be requested by the Selling Investors or the underwriters;

(i) keep Investors advised as to the initiation of each registration, qualification and compliance and as to the completion thereof;

(j) register or qualify the Registrable Securities covered by such registration statement under the securities or blue sky laws of such states as the Investors shall reasonably request, maintain any such registration or qualification current until the earlier of the sale of the Registrable Securities so registered or ninety (90) days subsequent to the effective date of the registration statement, and take any and all other actions either necessary or advisable to enable the Investors to consummate the public sale or other disposition of the Registrable Securities in jurisdictions where the Investors desire to effect such sales or other disposition (but the Company shall not be required to take any action that would subject it to the general jurisdiction of the courts of any jurisdiction in which it is not so subject or to qualify as a foreign corporation in any jurisdiction where the Company is not so qualified, unless the Company is already subject to service in such jurisdiction);

(k) cause its Chief Executive Officer and Chief Financial Officer to conduct and participate in good faith in investor meetings and road show presentations as reasonably requested by the underwriter in any underwritten public offering or by the Investor in any registration which is not underwritten;

(l) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(m) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(n) furnish the Investors, at least five business days before filing a registration statement that registers such Registrable Securities, with a draft registration statement and copies of all such documents proposed to be filed therewith.

1.8 Indemnification.

(a) By Company. The Company will indemnify each Investor, each of its officers, directors, partners, members and agents, and each person controlling a Investor within the meaning of Section 15 of the Securities Act, with respect to whom registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with a registration, qualification or compliance, and the Company will reimburse each Investor, each of its officers, directors, partners, members and agents, each person controlling an Investor, each underwriter and each person who controls any underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any claim, loss, damage, liability or action, provided that the Company will not be liable in any case to the extent that any claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by a Investor, controlling person or underwriter and stated to be specifically for use therein.

(b) By Investors. Each Selling Investor will indemnify the Company, each of its directors, officers and agents, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or an underwriter within the meaning of Section 15 of the Securities Act, and each other Selling Investor, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in a registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, the Selling Investors, directors, officers, partners, members, agents, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that the untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in the registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company pursuant to Section 1.9 by an instrument duly executed by such Selling Investor and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Selling Investor under this subsection (b) shall be limited in an amount equal to the net proceeds from the shares sold by that Selling Investor, unless such liability arises out of or is based on willful misconduct by the Selling Investor.

(c) Procedure for Indemnification. Each party indemnified under paragraph (a) or (b) of this Section 1.8 (the “Indemnified Party”) shall, promptly after receipt of notice of any claim or the commencement of any action against such Indemnified Party in respect of which indemnity may be sought, notify the party required to provide indemnification (the “Indemnifying Party”) in writing of the claim or the commencement thereof; provided that the failure of the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability it may have to an Indemnified Party on account of the indemnity agreement contained in paragraph (a) or (b) of this Section 1.8, unless the Indemnifying Party was materially prejudiced by that failure, and in no event shall relieve the Indemnifying Party from any other liability it may have to that Indemnified Party. If any claim or action shall be brought against an Indemnified Party, it shall notify the Indemnifying Party thereof and the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of any claim or action, the Indemnifying Party shall not be liable (except to the extent the proviso to this sentence is applicable, in which event it will be so liable) to the Indemnified Party under this Section 1.8 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that each Indemnified Party shall have the right to employ separate counsel to represent it and assume its defense (in which case, the Indemnifying Party shall not represent it) if (i) upon the advice of counsel, the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) in the event the Indemnifying Party has not assumed the defense thereof within ten (10) days of receipt of notice of such claim or commencement of action, and in each case the fees and expenses of separate counsel for an Investor or Investors holding twenty-five percent (25%) of the Registrable Securities shall be paid by the Indemnifying Party, and in the case of the parties indemnified by the Investors, one separate counsel shall be paid for by the Investors as Indemnifying Parties. If any Indemnified Party employs such separate counsel, it will not enter into any settlement agreement not approved by the Indemnifying Party, whose approval is not to be unreasonably withheld. If the Indemnifying Party so assumes the defense thereof, it may not agree to any settlement of any claim or action as the result of which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party. In any action hereunder as to which the Indemnifying Party has assumed the defense thereof with counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the Indemnifying Party shall not be obligated hereunder to reimburse the Indemnified Party for the costs thereof.

If the indemnification provided for in this Section 1.8 shall for any reason be unavailable to an Indemnified Party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each Indemnifying Party shall, in lieu of indemnifying that Indemnified Party, contribute to the amount paid or payable by that Indemnified Party as a result of the loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other with respect to the statements or omissions that resulted in the loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied specifically for use in any registration statement, prospectus, offering circular or other similar document by the Indemnifying Party on the one hand or the Indemnified Party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission, but not by reference to any Indemnified Party’s stock ownership in the Company. In no event, however, shall an Investor of Registrable Securities be required to contribute in excess of the amount of the net proceeds received by that Investor in connection with the sale of Registrable Securities in the offering that is the subject of the loss, claim, damage or liability. The amount paid or payable by an Indemnified Party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this paragraph shall be deemed to include, for purposes of this paragraph, any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending the action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 12(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of a fraudulent misrepresentation.

1.9 Information by Investor. Investors including any Registrable Securities in any registration shall, upon request, furnish to the Company that information regarding each of them as shall be necessary to enable the Company to comply with the provisions hereof in connection with any registration, qualification or compliance referred to in this Agreement.

1.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of the Restricted Securities to the public without registration, after a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to any Investor forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing that Investor to sell any securities without registration.

1.11 Transfer of Registration Rights. The rights to cause the Company to register securities granted Investors under Sections 1.2, 1.3 and 1.4 and all other rights hereunder may be assigned only in connection with any transfer or assignment of Warrants or Registrable Securities by an Investor provided that: (a) the transfer may otherwise be effected in accordance with applicable securities laws; (b) unless waived, the transfer is effected in compliance with the restrictions on transfer contained in this Agreement and/or the Warrant, and (c) the assignee or transferee (i) is a partner or retired partner or employee or former employee of any Investor which is a partnership or of the general partner of such Investor, or a member or retired member or employee or former employee of any Investor which is a limited liability company or of the managing member of such an Investor, (ii) is a family member of or a trust for the benefit of any individual Investor, (iii) is an Affiliate of Investor or an Approved Fund or (iv) receives at least

500,000 shares of Registrable Securities and/or Warrants exercisable into Registrable Securities and agrees in writing to be bound by the terms of this Agreement and assumes all of the obligations of the transferring Investor hereunder. Subject to the terms of Section 1.13, below, no transfer or assignment will divest an Investor or any subsequent owner of those rights and powers with respect to the shares of Registrable Securities still held, unless all Registrable Securities and Warrants are transferred or assigned.

1.12 Termination of Registration Rights. The registration rights granted in Sections 1.2, 1.3 and 1.4 shall terminate, with respect to each Investor, or at such time as all Registrable Securities held by that Investor constitute less than one percent (1.0%) of the voting securities of the Company (on an as-exercised basis) and can be sold pursuant to Rule 144, without regard to Rule 144(k), within a consecutive three (3) month period without compliance with the registration requirements of the Securities Act. The respective indemnities, representations and warranties of the Investors and the Company shall survive a termination of registration rights by reason of this Section 1.13.

2. Information Rights.

2.1 Financial Information. If requested by Tennenbaum Capital Partners, LLC (“TCP”) the Company will provide to TCP the following information for so long as TCP and its affiliates collectively hold ten percent (10%) or more of the issuable Registrable Securities held by them as of the date of this Agreement:

(a) as soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, if any, for that year, prepared in accordance with generally accepted accounting principles (“GAAP”) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and all audited by a nationally recognized public accounting firm.

(b) monthly unaudited financial statements of the Company and its subsidiaries within twenty (20) days after the end of each month.

(c) as soon as practicable after the end of each fiscal quarter and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of the quarter, consolidated statements of income, consolidated statements of changes in financial condition, and a consolidated statement of cash flow of the Company and its subsidiaries for the quarter and for the current fiscal year to date, and setting forth in each case in comparative form the figures for corresponding months in the previous fiscal year, and setting forth in comparative form the budgeted figures for such quarter and for the current fiscal year then reported, prepared in accordance with GAAP (other than for accompanying notes), subject to changes resulting from year-end audit adjustments, all in reasonable detail and signed by the principal financial or accounting officer of the Company.

(d) an annual operating plan for the next fiscal year of the Company containing revenue projections, profit and loss projections, cash flow projections, and capital expenditures, all on a quarterly basis, as soon as it is available but in any event within thirty (30) days prior to the end of each fiscal year.

2.2 Additional Information. The Company will allow TCP to visit and inspect any of the properties of the Company (upon reasonable advance notice) and will deliver or provide to TCP, with reasonable promptness, any information and data, including access to books, records, officers and accountants, with respect to the Company and its subsidiaries as TCP may from time to time reasonably request; provided, however, that the Company shall not be obligated to provide any information that it considers in good faith to be a trade secret or to contain confidential or classified information unless TCP enters into a confidentiality agreement with the Company.

2.3 Confidential Treatment of Information. TCP’s right to receive information pursuant to this Section 2 is subject to the execution and delivery by TCP of a nondisclosure agreement in form and substance mutually satisfactory to the Company and TCP. TCP agrees to use its reasonable efforts to maintain the confidentiality of all nonpublic information obtained by it from the Company; provided, that (a) TCP may, to the extent required by law, disclose that information in connection with the sale or transfer of any Registrable Securities or Warrants exercisable for Registrable Securities, if TCP’s transferee agrees in writing to be bound by the provisions hereof, and (b) TCP may disclose that information (i) at the request of any applicable regulatory authority or in connection with an examination of the Company by that authority, (ii) pursuant to subpoena or other court process, (iii) when required to do so in accordance with the provisions of any applicable law, and (iv) to the Company’s independent auditors and other professional advisors provided those persons acknowledge and agree to be bound by TCP’s confidentiality obligations hereunder.

2.4 Aggregation. For purposes of this Section 2, “TCP” shall include any general partners and affiliates of TCP. For any such aggregated group, the entity in such group owning the greatest number of shares in the Company shall receive the financial information described in Section 2.1 hereof.

3. Board Observation Rights; Board Representation; Employee Incentive Plans; Initial Warrants Antidilution Waiver.

(a) Board Observation Rights. TCP and its affiliates shall have the right to select a representative to receive notice of and any other materials prepared for directors in connection with such meeting (at the same time and in the same manner as directors) and to attend meetings of the Board of Directors as an observer (a “Board Observer”) and shall continue to have such right until such time as they collectively own less than ten percent (10%) of the issuable Registrable Securities held by TCP and its affiliates as of the date of this Agreement. The Company will pay all reasonable out-of-pocket expenses incurred by an observer in connection with attendance at meetings of the Board of Directors.

(b) Right to Appoint. So long as the Holders hold in the aggregate at least five percent (5%) of the fully diluted shares of Common Stock of the Company then outstanding on a cumulative basis (excluding any options under all employee, consultant, officer or director incentive arrangements or plans now or hereafter in existence), Lenders (as defined in the Credit Agreement) shall have the right at any time to require the board of directors of the Company: (i) to appoint two independent board members (but in no event less than 28% of the number of directors authorized (including the requirement in (ii) below to expand the board) to serve on the board of directors of the Company) reasonably acceptable to the Requisite Lenders (as defined in the Credit Agreement); and (ii) to expand the board if needed to accommodate such appointment subject to any legal requirement that such appointees be elected by Company’s stockholders at the next regularly scheduled annual stockholders’ meeting. Company agrees to include such individuals in the state of nominees in the proxy statement for such meeting and all subsequent meetings involving the election of directors as long as the Administrative Agent (as defined in the Credit Agreement) so requires.

(c) Employee Incentive Plans. The Company covenants and agrees that (i) at no time after the date hereof shall the total number of shares of Common Stock issuable or issued after the date hereof on a cumulative basis without duplication and net of any cancelled or terminated options, under all employee, consultant, officer or director incentive arrangements or plans in existence as of the date hereof or as may hereafter be adopted by the board of directors of the Company or any committee thereof exceed in the aggregate 15% of the fully diluted shares of Common Stock then outstanding (excluding the Contingent Warrants); (ii) subject at all times to the limitation specified in clause (i), the aggregate number of shares of Common Stock issued or issuable pursuant to new grants or awards under all employee incentive plans in any of Company’s 2003, 2004 or 2005 Fiscal Years shall not exceed 4% of the fully diluted shares of Common Stock then outstanding (calculated without regard to any repurchases of such shares pursuant to any plan or cancellation or termination of options); provided that if the number of shares of Common Stock issued or issuable under new grants or awards in any of such Fiscal Years is less than the maximum allowed in such Fiscal Year (including any carryover amounts available in such Fiscal Year by virtue of this proviso), such unused amount shall be carried over and added to the maximum number of shares that would otherwise be allowable under clause (ii) for the following Fiscal Year; and (iii) all awards and grants after the date hereof (a) that do not provide for annual vesting over a period of at least 4 years with no vesting prior to the end of any year of the vesting period and no more than 25% vesting at the end of each year of the vesting period (except at maturity) shall require approval of the Board of Directors of the Company and (b) shall provide for “double-trigger” acceleration upon a change of control consistent with the provisions of Company’s existing employee incentive plans. The covenants set forth in this Section 3(c) are solely for the benefit of, and may be enforced, modified or waived only by, TCP and its affiliates.

(d) Initial Warrants Antidilution Waiver. The Holders hereby waive the right to any adjustment of the Purchase Price under Section 8(f) of the Initial Warrants (and any corresponding adjustment to the number of shares subject to the Initial Warrants under Section 8(h) thereof) as a result of the issuance of the New Warrants and Conditional Warrants and any shares of Common Stock issued upon exercise of the New Warrants or Conditional Warrants. This waiver shall only apply precisely as written and shall not constitute a waiver with respect to any future issuance or a waiver of any other terms of the Initial Warrants. The Holders of the Initial Warrants agree to promptly exchange the Initial Warrants for amended and restated warrants identical to the form of the Initial Warrants but incorporating the provisions of this Section 3(d) therein following the date hereof.

4. Miscellaneous.

4.1 Waivers and Amendments. With the written consent of the Company and the Investors holding more than sixty percent (60%) of the aggregate Registrable Securities, the obligations of the Company and the rights of the Investors under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent on the part of the Investors, the Company, when authorized by resolution of its board of directors, may amend this Agreement or enter into a supplementary agreement for the purpose of adding any provisions to this Agreement. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by a signed statement in writing. Any amendment, waiver or supplementary agreement effected in accordance with this paragraph shall be binding upon the Company, each Investor and each future Investor.

4.2 Notices. All notices and other communications required or permitted hereunder shall be in writing (or in the form of a telex or telecopy (confirmed in writing) to be given only during the recipient’s normal business hours unless arrangements have otherwise been made to receive a notice by telex or telecopy outside of normal business hours) and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger, or telex or telecopy (as provided above) addressed (a) if to a Investor, at the address for that Investor set forth on Exhibit A hereto or at any other address as that Investor shall have furnished to the Company in writing, or until an Investor so furnishes an address to the Company, then to and at the address of the last Investor of such securities who has so furnished an address to the Company, or (b) if to the Company, to its principal executive offices and addressed to the attention of the Corporate Secretary, or at any other address as the Company shall have furnished in writing to the Investors. Notices shall be effective on receipt.

4.3 Descriptive Headings. The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

4.4 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

4.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

4.6 Facsimile Signatures. Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requires it.

4.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.8 Successors and Assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall benefit and bind the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

4.9 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter of this Agreement.

4.10 Separability; Severability. Unless expressly provided in this Agreement, the rights of each Investor under this Agreement are several rights, not rights jointly held with any other Investors. Any invalidity, illegality or limitation on the enforceability of this Agreement with respect to any Investor shall not affect the validity, legality or enforceability of this Agreement with respect to the other Investors. If any provision of this Agreement is judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired.

4.11 Stock Splits. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization of shares by the Company occurring after the date of this Agreement.

4.12 Specific Performance. Each Investor, in addition to all other remedies available at law or in equity, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action seeking specific performance that a remedy at law would be adequate.

4.13 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Investor, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on an Investor’s part of any breach, default, or noncompliance, under the Agreement or any waiver on such Investor’s part of any provisions or conditions of this Agreement must be in writing an shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Investors, shall be cumulative and not alternative.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:	READ-RITE CORPORATION a Delaware corporation

	By:	/s/ Andrew C. Holcomb Sr. Vice President Finance and C.F.O.

INVESTORS:

SPECIAL VALUE BOND FUND II, LLC
By:	SVIM/MSM II, LLC
Its:	Managing Member

	By:	TENNENBAUM & CO., LLC
	Its:	Managing Member

		By:	/s/ Michael E. Tennenbaum
Name: Michael E. Tennenbaum
Title: Managing Member

SPECIAL VALUE ABSOLUTE RETURN FUND, LLC

By:	SVAR/MM, LLC
Its:	Managing Member

	By:	TENNENBAUM CAPITAL PARTNERS,LLC
	Its:	Managing Member

		By:	TENNENBAUM & CO., LLC
		Its:	Managing Member

		By:	/s/ MICHAEL E. TENNENBAUM
Name: Michael E. Tennenbaum
Title: Managing Member

J.B. FUQUA FAMILY CHARITABLE LEAD ANNUITY TRUST—2000
By:	TENNENBAUM CAPITAL PARTNERS, LLC
Its:	Investment Manager

	By:	TENNENBAUM & CO., LLC
	Its:	Managing Member

	By:	/s/ Michael E. Tennenbaum
Name: Michael E. Tennenbaum
Title: Managing Member

EXHIBIT A

Investors

Investor Name and Contact Information	Number of Registrable Securities (Post-Split)
Initial Warrants

Special Value Absolute Return Fund, LLC c/o Tennenbaum & Co., LLC 11100 Santa Monica Boulevard, Suite 210 Los Angeles, California 90025	3,173,466

Special Value Bond Fund II, LLC c/o Tennenbaum & Co., LLC 11100 Santa Monica Boulevard, Suite 210 Los Angeles, California 90025	1,566,648

J.B. Fuqua Family Charitable Lead Annuity Trust—2000 c/o Tennenbaum & Co., LLC 11100 Santa Monica Boulevard, Suite 210 Los Angeles, California 90025	80,340

New Warrants

Special Value Absolute Return Fund, LLC c/o Tennenbaum & Co., LLC 11100 Santa Monica Boulevard, Suite 210 Los Angeles, California 90025	3,950,000

Special Value Bond Fund II, LLC c/o Tennenbaum & Co., LLC 11100 Santa Monica Boulevard, Suite 210 Los Angeles, California 90025	1,950,000

J.B. Fuqua Family Charitable Lead Annuity Trust—2000 c/o Tennenbaum & Co., LLC 11100 Santa Monica Boulevard, Suite 210 Los Angeles, California 90025	100,000

Conditional Warrants

Special Value Absolute Return Fund, LLC c/o Tennenbaum & Co., LLC 11100 Santa Monica Boulevard, Suite 210 Los Angeles, California 90025	13,166,666

Special Value Bond Fund II, LLC c/o Tennenbaum & Co., LLC 11100 Santa Monica Boulevard, Suite 210 Los Angeles, California 90025	6,500,000

J.B. Fuqua Family Charitable Lead Annuity Trust—2000 c/o Tennenbaum & Co., LLC 11100 Santa Monica Boulevard, Suite 210 Los Angeles, California 90025	333,334